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Exhibit (a)(1)(Q)

thinkorswim Group Inc.

OFFER TO EXCHANGE ELIGIBLE STOCK OPTIONS
FOR RESTRICTED STOCK UNITS

FORM OF COMMUNICATION TO ELIGIBLE INDIVIDUALS
ANNOUNCING THE EXPIRATION OF THE EXCHANGE OFFER

To:
thinkorswim Group Inc. Employees and Independent Contractors Eligible for Stock Option Exchange for Restricted Stock Units
From:
Investor Relations, thinkorswim Group Inc.
Re:
Expiration of Offer to Exchange Eligible Stock Options for Restricted Stock Units
Date:
[    •    ]

        This communication is to inform you that the exchange offer, including the right to withdraw an election to participate, expired at [    •    ], Eastern Time, on [    •    ]. Pursuant to the terms and subject to the conditions of the exchange offer as set forth in the Offer to Exchange Eligible Stock Options for Restricted Stock Units (the "Offer to Exchange"), a total of [    •    ] "Eligible Individuals" (as defined in the Offer to Exchange) participated in the exchange offer by electing to exchange [    •    ] "Eligible Options" (as defined in the Offer to Exchange), representing [    •    ]% of the [    •    ] Eligible Options that were eligible to be tendered in the exchange offer. All validly tendered Eligible Options have been accepted for exchange. If you validly tendered Eligible Options, such Eligible Options have been cancelled and you no longer have any rights with respect to those options. You have been granted restricted stock units in exchange for the cancelled options, in accordance with the terms and conditions of the Offer.

        As described in the Offer to Exchange, we will provide you with a restricted stock unit agreement for the restricted stock units that have been granted to you in exchange for your properly tendered and cancelled Eligible Options promptly following the exchange offer. If you have any questions, please contact:

Frank Milano
ICR Inc.
Carlson Towers
601 Carlson Parkway, Suite 1050
Minneapolis, MN 55305
Phone: (612) 333-9099
E-mail: stockoptions@thinkorswimgroup.com

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  Exhibit (a)(1)(Q)